CONSULTING AGREEMENT

      This Consulting Agreement (this "Agreement") dated as of August 8, 2006 (the "Effective Date"), is by and between Kuhns Brothers, Inc., with offices at The Farm House, 558 Lime Rock Road, Lime Rock, Connecticut 06039 ("Consultant") and Dolce Ventures, Inc., a Utah corporation, with offices at 118 Chatham Road, Syracuse, New York 13203 (the "Company").

                                    RECITALS

      A. The Company desires to retain the Consultant for the term set forth in this Agreement to assure itself of the services of the Consultant, and the Consultant is willing to be retained by the Company for the term on the terms and conditions set forth below.

      B. The Consultant desires to provide the services under this Agreement and represents that he is qualified to perform such services.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties agree as follows:

      1. Retention of the Consultant. Subject to the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant to perform the services set forth in this Agreement, and the Consultant accepts this retention on the terms and conditions set forth in this Agreement.

      2. Term. The term of this Agreement shall commence on the Effective Date and continue for six months from the Effective Date.

      3. Scope of Work. The services to be performed by the Consultant under this Agreement (the "Work") shall consist of providing an introduction to Beijing Zhong Ran Wei Ye Gas Co., Ltd., an company incorporated under the laws of the People's Republic of China ("BG"), as well as advice and counseling to assist the Company in effecting a reverse merger transaction with BG (the "Work").

      4. Compensation and Payment. In consideration of the Work, the Company shall compensate Consultant as follows, but only in the event that the Company is successful in completing a reverse merger transaction with BG, its parent or subsidiary companies or an affiliated company of BG and in raising greater than $10 million (the "Reverse Merger"): upon the closing of the Reverse Merger, Consultant shall receive the same convertible preferred stock received by investors in the Reverse Merger which shall be convertible into 3.1795% of the Company's common stock following a reverse split.

            4.1 Whenever the Company shall propose to file a registration statement under the Securities Act of 1933, as amended, relating to the public offering of Company common stock for sale for cash for its own account, or a re-sale registration statement for the sale of stock held by other shareholders or by employees or consultants to the Company (a "Registration Statement"), the Company shall give written notice to Consultant at least fifteen (15) business days prior to the anticipated filing thereof, specifying the approximate date on which the Company proposes to file such Registration Statement and the intended


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method of distribution in connection  therewith,  and advising the Consultant of his right to have any or all of the Registrable Securities, as defined below, then held by Consultant included among the securities to be covered by such Registration Statement (the "Piggy-Back Rights"). For the purposes of this Section, "Registrable Securities" shall mean all common stock issuable to Consultant, upon conversion of any preferred stock issued to it pursuant to the terms of this Agreement.

      5. Independent Contractor. The Consultant agrees to perform his services hereunder as an independent contractor and not as an employee of the Company, its subsidiaries or affiliates. The Consultant is not granted any right or authority or responsibility, expressed, implied or apparent, on behalf of or in the name of the Company to bind, or act on behalf of, the Company.

      6. Modifications. No amendment or modification to this Agreement shall be effective unless made in writing.

      7. Assignment. This Agreement and all of the Consultant's rights, duties and obligations under this Agreement are personal in nature and shall not be subcontracted, assigned, delegated or otherwise disposed of by the Consultant without the prior written consent of the Company.

      8. Notice. All notices required under this Agreement shall be deemed given when sent by overnight courier or registered or certified mail, or when sent by telecopy, telegraph or other graphic, electronic means and confirmed by overnight courier or registered or certified mail addressed to the address set forth in the preamble to this Agreement. Either party shall have the right to change the address or name of the person to whom such notices are to be delivered by notice to the other party.

      9. Law and Venue. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York without regard to conflicts of law provisions. Any litigation between the parties shall be conducted in the state or federal courts of the State of New York.

      10. Waiver of Trial by Jury. The Company and the Consultant hereby knowingly, voluntarily and intentionally waive the right to a trial by jury with respect to any litigation based hereon, or arising out of, under or in connection with this agreement. This provision is a material inducement for the parties entering into this agreement.

      11. Headings. The headings in this Agreement are provided for convenience of reference only and shall not affect the construction of the text of this Agreement.

      12. Non-Waiver. No waiver of any provision of this Agreement shall be deemed to be nor shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

      13. Cumulative Remedies. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of any one right or remedy shall not bar the exercise of any other right or remedy.


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      14.  Severability.  If any  provision of this  Agreement  shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement.

      15. Survival. The obligations of the parties hereunder which by their nature survive the termination of this Agreement and/or the completion of the Work hereunder, shall survive and inure to the benefit of the parties. Those provisions of this Agreement which provide for the limitation of or protection against liability shall apply to the full extent permitted by law and shall survive termination of this Agreement and/or completion of the Work.

      16. Complete Agreement. This Agreement constitutes the entire and final agreement and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the parties, whether oral, written or implied with respect to the subject matter hereof. The inclusion of this provision has been a material inducement for each of the parties to enter into this Agreement.

      17. Publicity. The Consultant shall not make any public disclosures regarding the Company, its subsidiaries or affiliates or the project for which he is performing the Work without the prior approval of the Company.

      The parties have executed this Agreement effective as of the day and year first above written.


DOLCE VENTURES, INC.

By:__________________________


KUHNS BROTHERS, INC.

By:__________________________


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